UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 3, 2023

Commission File Number:  000-50609

AEI INCOME & GROWTH FUND 25 LLC
(Exact name of registrant as specified in its charter)

State of Delaware	75-3074973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 East 7th Street, Suite 1300 St. Paul, Minnesota 55101	(651) 227-7333
(Address of principal executive offices)	(Registrant’s telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	NONE	NONE

Securities registered pursuant to Section 12(g) of the Act:
Limited Partnership Units
(Title of class)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).              Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 3, 2023 the Company purchased a 30% interest in the University of Iowa Health in Riverside, Iowa for $1,191,265 from AEI Property Corporation (“APC”), an affiliate of the Company. The property is leased to Board of Regents, State of Iowa under a lease agreement with a remaining primary term of approximately 9.25 years. The annual rent is $73,215 for the 30% interest and is scheduled to increase annually at 2.5%. The lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exception is the Company is responsible for repair and replacement for repairs that are capital in nature.

The Partnership purchased the property with cash received from the sale of property. The clinic was constructed in 2010 and is a 8,900 square foot building situated on approximately 3.0 acres.  The freestanding clinic is located at 3056 Commercial Drive, Riverside, IA 52327.

U of IA Health is a primary care clinic in Riverside, IA that provides family-oriented care. The clinic provided services for routine examinations, immunizations, follow-up care, and diagnosing routine medical problems, as well as pregnancy care with an on-site pharmacy. The clinic has a total of four family medicine physicians, two nurse practitioners, one pharmacist and one physician assistant. The clinic is part of the University of Iowa Heath Care which is Iowa’s only comprehensive academic health system. For the fiscal year ended June 30, 2022, U of IA Health Care reported revenue of $3.5 billion and expenses of $3.0 billion.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2022, the Partnership’s Real Estate Held for Investment would have increased by $1,191,265 and its Current Assets (cash) would have decreased by $1,191,265.

For the year ended December 31, 2022, Income from Operations would have increased $25,995 representing an increase in rental income of $73,215 and an increase in depreciation and amortization expense of $47,220. For the three months ended March 31, 2023, Income from Operations would have increased $7,128, representing an increase in rental income of $18,304 and an increase in depreciation and amortization expense of $11,176.

The net effect of these pro forma adjustments would have caused Net Income to increase from $866,110 to $892,105 and from $115,711 to $122,839, which would have resulted in Net Income of $21.12 and $3.07 per Limited Partnership Unit outstanding for the year ended December 31, 2022 and the three months ended March 31, 2023, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibit 10.1 – Not required. The property acquired represents less than 15% of the total assets of the Company as of August 1, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 25 LLC
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: August 9, 2023	By:
Keith E. Petersen
Chief Financial Officer